Exhibit 99.2

31-Mar-2026

Biogen, Inc. (BIIB)

Business Update Call

CORPORATE PARTICIPANTS

Timothy Power
Head-Investor Relations, Biogen, Inc.

Christopher A. Viehbacher
President, Chief Executive Officer & Director, Biogen, Inc.

Adam Keeney
Executive Vice President & Head-Corporate Development, Biogen, Inc.
Robin C. Kramer
Executive Vice President & Chief Financial Officer, Biogen, Inc.

Alisha A. Alaimo
President, Head-North America & Board Member-Biogen Foundation, Biogen, Inc.

Priya Singhal
Executive Vice President & Head-Development, Biogen, Inc.

OTHER PARTICIPANTS

Phil Nadeau
Analyst, TD Cowen

Salveen Richter
Analyst, Goldman Sachs & Co. LLC

Terence C. Flynn
Analyst, Morgan Stanley & Co. LLC

Emily Field
Analyst, Barclays Capital Securities Ltd.

Paul Matteis
Analyst, Stifel, Nicolaus & Co., Inc.

Michael Yee
Analyst, UBS Securities LLC

Kevin Meli
Analyst, RBC Capital Markets LLC

Jay Olson
Analyst, Oppenheimer & Co., Inc.
Chris Schott
Analyst, JPMorgan Securities LLC

Evan David Seigerman
Analyst, BMO Capital Markets Corp.

Andrew Tsai
Analyst, Jefferies LLC

Brian Peter Skorney
Analyst, Robert W. Baird & Co., Inc.

Jason Zemansky
Analyst, BofA Securities, Inc.

Poorna Kannan
Analyst, Needham & Co. LLC

Myles R. Minter
Analyst, William Blair & Co. LLC

MANAGEMENT DISCUSSION SECTION

Unverified Participant

Good morning. My name is Colby and I'll be your conference operator today. At this time, I would like to welcome everyone to the Biogen Business Update Call to discuss the proposed acquisition to the Apellis. All lines have been placed on mute to prevent any background noise. At this after the speakers' remarks, there will be a question and answer session. [Operator Instructions] Please limit yourself to one question to allow other participants time for questions. [Operator Instructions] Today's conference is being recorded.

Thank you. I would like I would now like to turn the conference over to Mr. Tim Power, Head of Investor Relations. Mr. Power, you may begin your conference.

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Unverified Participant

Thanks, Colby, and good morning, everyone, and thanks for joining us this morning. I'd like to point out that we'll be making forward looking statements which are based on our expectations. These statements are subject to certain risks and uncertainties, and our actual results may differ materially. I encourage you to consult the risk factors discussed in our SEC filings for additional details. And this communication is for informational purposes only and is neither an offer to purchase or solicitation of an offer to sell any common shares of Apellis.

Joining me on today's call are Chris Viehbacher, our President and Chief Executive Officer, Adam Keeney, Head of Corporate Development and Robin Kramer, Chief Financial Officer. Chris, Adam and Robin will each offer some opening comments and then we'll move to the Q&A session. We'll also be joined by Alisha Alaimo President and Head of North America and Priya Singhal, Head of Development.

You can access the press release and supporting materials for today's announcement, as well as a replay of this call at biogen.com. And I'll now hand it over to Chris.

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Unverified Participant

Thank you, Tim. Good morning, everybody. You know, over the past year, we often get the question on M&A. What is Biogen really what would Biogen consider? And, you know, I always put that in the context of where the company is right now. You know, we're feeling great about our late stage development pipeline. There are a lot of assets that we think are high conviction assets. But, you know, as you look at it, that probably doesn't that pipeline doesn't really start to contribute to growth until 2028. And as always, these launches, you know, take time to build up to peak sales.

So as we thought about potential acquisitions, we said, well, one is we don't want to take a lot of Phase 3 risk because we've got actually a nice pipeline. But if we could find an asset that was post Phase 3, either just about to launch or early in its launch, such that there's still plenty of growth opportunity that that would be something that would be interesting that could drive our near term as well as our long term growth.

The second is, you know, we have opened the strategic aperture of the company over the last three years from being a pure neuroscience company to one that is in neurology, immunology and rare diseases. And, you know, that is already increasing the scope of the physician community that we need to cover. We're having to acquire new capabilities and we didn't really want to stray outside of that. So if it was an acquisition, it really had to make sense from the strategic narrative of the company. The other is that we didn't feel any need to stretch our balance sheet. And so for us, you know, we were very comfortable with if this was going to be somewhere up to about $5 billion to $6 billion. And then obviously the fourth criteria and the most important is that you had to had to be able to acquire it at a price that still creates value for Biogen shareholders. And we think that the Apellis was actually meets all of those criteria.

You know, this is really an immunology play. We're talking about complement inhibitors, the complement system, as you know, when the first lines of defense in the in the immune system and pegcetacoplan is really a C3 complement inhibitor first indication was in the EMPAVELI in a rare disease called PHN kidney disease. That was followed then by an ophthalmology indication with SYFOVRE in geographic atrophy and then most recently last year EMPAVELI received also the indication of are C3G and also the MPGN.

And and so we're looking at products that are early in their launch cycle and that you know, the value of any company, as you all know, is really a function of the revenue forecast and products that are approved. And on the market, obviously, there's always variability in revenue forecast. But I think, you know, certainly I feel a lot more confident in forecasting a product when it's already on the market and we have market data.

So this expands our commercial growth portfolio, as we said. And you know, I think the second point here is the path into nephrology. This is a new area for Biogen, we believe, with felzartamab we've got an extremely valuable program in our in our pipeline. But, you know, we're busy trying to acquire capability in medical affairs and commercial and and actually the acquisition of Apellis really accelerates that. You know, there is a very strong team commercially, medically and in in the Apellis, you know, if you're going to go to a medical conference now we're a company that actually has a commercial product. We're getting to know all of the physicians. There's quite a significant overlap between the physicians prescribing EMPAVELI and in IgAN. We're about a 50% overlap of physicians who will be prescribing AMR.

So we just think that if the clinical trials work out for felzartamab, as we hope that we will have a running start into the launch and we could actually potentially achieve peak sales faster than we would if we were just doing on this on our own. And SYFOVRE is out there in the marketplace. I think we see that as a continued growth story. You know, I think this is one where we clearly see that this is a – the better product in that category. But I think, you know, we're not necessarily seeing a revenue forecast to differ significantly from the from the consensus forecast. In fact, we're probably a little on the conservative side on that product.

So what this does net net is to add meaningfully to our top line and our bottom line. And, you know, we really do expect a meaningful increase in our non GAAP EPS CAGR through to 2030 and it doesn't stretch to our balance sheet. And you know, Robin is here and she'll say more. But you know, we believe that we can delever by the end of 2027, by the end of next year. And that still preserves some strategic flexibility. That said, I think having done this acquisition and with our pipeline, you know, I think we will be focusing principally right now on early stage assets. And, you know, any M&A would be purely opportunistic, but we're probably not really looking to go out and do anything in specific terms on the M&A front going forward.

So with that, I'm going to turn it over to Adam Keeney. You may not have met Adam before. Adam is our Head of Corporate Development. He and his team are the ones that really did the heavy lifting on this. Adam is a Research Scientist by training, worked in business development, corporate development at Sanofi and at J&J, and was CEO of NodThera for many years and has been a terrific addition to our team about three years ago.

So I'll turn it over to you, Adam.

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Adam Keeney

Well, thank you very much, Chris, and good morning, everyone. So earlier this year, we showed this slide that describes our strategy for delivering a new Biogen with the potential and the opportunity for long term sustainable growth. This strategy anticipates three sequential sets of growth drivers, including our growth portfolio of currently marketed products. With confidence in our portfolio and pipeline continuing to increase the acquisition of Apellis has the opportunity to further strengthen our business by adding two best in class products to enhance this growth portfolio. We believe these are differentiated medicines to address significant unmet need in immune mediated retinal disease, in rare hematology and in kidney diseases.

Let me take a moment now just to walk us through each of these products. Starting with SYFOVRE, which was the first FDA approved therapy for geographic atrophy. Geographic atrophy is a serious immune mediated retinopathy, which, if left untreated, can lead to irreversible progressive vision loss that meaningfully impairs a patient's quality of life.

But we are taking a realistic view on the potential of the future growth of SYFOVRE. What is clear is that the GA market is large underpenetrated with an estimated 1.5 million patients diagnosed in the US, with very few currently being treated. We know that the market is competitive, but we're also optimistic about that the best in class profile of SYFOVRE coupled with Biogen's demonstrated US capabilities and Apellis's sales and marketing team we can enable the product to realize its full potential. In addition, we're encouraged by the opportunity to launch a prefilled syringe to further support SYFOVRE's launch and differentiated profile.

Now turning to EMPAVELI. EMPAVELI was approved in PNH a rare hematology indication for some time. And as you know, it's commercialized by Sobi ex-US. More recently EMPAVELI was approved in two rare immune mediated kidney diseases, C3G and IC-MPGN. These are rare diseases with very significant disease burden. 50% of patients reach end stage kidney disease within 10 years, resulting in a number of patients requiring kidney transplantation.

We see EMPAVELI as a differentiated medicine with significant revenue growth potential ahead. EMPAVELI is the only FDA approved therapy for both adults and pediatric patients in primary IC-MPGN, as well as pediatric C3G and post-transplant CG – to C3G recurrence. In its registrational studies EMPAVELI demonstrated clinically meaningful benefits across all three key markers of disease reduction of proteinuria and stabilization of kidney function and clearance of C3 deposits.

Commercially, the launch is in its early days, which creates a meaningful revenue growth opportunity as awareness, diagnosis and treatment adoption continue to expand. We believe we have a real opportunity to leverage Biogen's established commercial capability combined with those at Apellis to drive long term value to EMPAVELI and support the patients suffering from these difficult diseases.

Furthermore, Apellis provides an established nephrology sales and marketing capability, an infrastructure that we can leverage as a foundation for felzartamab launch in kidney disease. As you can see on this slide, EMPAVELI provides the foundation for our growing nephrology franchise. With the nephrology expertise infrastructure and capabilities that Apellis have built we have the opportunity to establish a foundation for our own growing kidney franchise today.

Having EMPAVELI already approved in rare kidney diseases provides a commercial presence in nephrology and transplant centers that have a overlap with felzartamab, enabling us to begin building deep relationships with nephrologists and the patient community. With this deal, we're looking to accelerate our expansion into nephrology and establish an anchor for a broader, durable platform to really fully realize the opportunity with felzartamab to drive significant long term growth.

I'd now like to pass the call over to Robin, who'll provide a financial overview of the proposed transaction.

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Robin Kramer

Thank you, Adam. I'll now take you through some of the financial highlights of the transaction. Biogen's acquisition of Apellis for a price of $41 per share represents an upfront consideration of approximately $5.6 billion in cash and contingent value rights, payable per share in two separate payments upon achievement of certain thresholds related to the global sales of SYFOVRE.

We expect to finance the acquisition with a combination of cash on hand, revolver borrowings and a bank term loan. We estimate the impact of the financing costs and foregone interest income to be approximately $120 million to $130 million, both in 2026 and 2027. We expect to repay the borrowings associated with the transaction by the end of 2027. The transaction is subject to customary closing conditions and we anticipate closing the acquisition in the second quarter of 2026.

As Chris and Adam shared, we believe that the at Apellis transaction enhances our growth portfolio in immunology and rare disease and accelerates our expansion into nephrology, consistent with our new Biogen's sustainable growth and capital allocation strategies. We're gaining two best in class commercialized medicines to enhance our growth portfolio we believe that SYFOVRE and EMPAVELI will contribute meaningfully to our top line growth in the near and long term.

We see real opportunity to create sustainable value with this deal benefiting from the combined commercial capabilities of Biogen and Apellis. We expect the revenues from the two products together can grow in the mid to high teens for at least the next two years. Our near term revenue estimates for both products combined are consistent with analyst consensus. We have high expectations for EMPAVELI, which we believe has significant growth potential, benefiting from the combined capabilities of Biogen and Apellis.

For SYFOVRE we are optimistic that we can realize its full potential over time with the opportunity to launch a prefilled syringe to further support SYFOVRE's launch and differentiated profile. Additionally, we remain enthusiastic about the opportunity for felzartamab in kidney disease, and one of the compelling aspects of the proposed acquisition is the potential to advance our expansion into nephrology by adding a US nephrology infrastructure that can be deployed for the commercialization of felzartamab.

As you know, we've demonstrated strong cost discipline and we'll have the opportunity to continue to be disciplined on operating expenses following the close of this transaction. We believe this transaction represents a capital allocation opportunity that further bolsters both our top line and bottom line growth prospects and therapeutic areas aligned to our stated immunology and rare disease strategy.

Finally, from a financial perspective, we believe this transaction will strengthen our near and long term growth potential as we add two growing commercial assets. We expect it to become increasingly accretive starting in 2027, and we believe this transaction meaningfully increases our non GAAP diluted EPS CAGR through the end of this decade. Our expected combined strong cash flow generation provides us with the opportunity to pay down the debt used to finance the transaction by the end of 2027, preserving our strategic flexibility. Finally, we plan to update our full year 2026 financial guidance when we report earnings for the first quarter.

I'll now pass the call over to Chris.

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Chris Viehbacher

Again, this is a strong strategic fit now, but I would tell you that we have spent quite a lot of time with this with this project, we started looking at this company well over a year ago and did a lot of market research. Initially, we concluded that actually market forecasts and the company's own projections were probably running ahead of what the reality was coming back to us in terms of market research. But we didn't actually engage with the company until actually those forecasts became more in line with our own forecast.

In the meantime, we've also done an awful lot of market research in particular, on the kidney. We know that the as Adam said, that the epidemiology of MPGN is a little less clear. But Alisha and her team have done a huge amount of market research. And I think as we look at the near term, I think we certainly understand the market opportunity and what is going to be available.

So as we as we consider with this, you know, this is a very compelling value creation opportunity. I think we feel comfortable with our revenue forecast. We feel comfortable that, you know, we're going to be able to work with the the Apellis team to really bring the teams together and do even more with these two products than either company could do on their end.

And again, as Robin said, you know, we haven't really stretched our balance sheet overly here and we have strategic flexibility. So we believe, as I said, if I look at those four criteria I started with. That the Apellis really looks at it. We've looked at a whole range of companies. You can pretty much assume that anything under $5 billion of market cap we have looked at and we believe that this was the best opportunity that that really fit strategically with with Biogen and where our pipeline is taking us.

So with that, I'll turn it over for questions and Tim. Tim?

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Tim Power

Great. Thanks, Chris. Colby, do – will you go to the first question, please?

QUESTION AND ANSWER SECTION

Operator: Yes. [Operator Instructions] As a reminder, please limit yourself to one question. [Operator Instructions] Our first question comes from Phil Nadeau of TD Cowen.
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Q

Good morning. Congrats on the deal and thanks for taking our question. I guess one of the more controversial aspects of the Apellis in the public market is the competitive position of both SYFOVRE and EMPAVELI. What are your thoughts on the competition in the GA and the kidney spaces? Thank you.
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A

So on GA, and I'll I'll ask Alisha also to comment. But I think on the on the current competition, we clearly see an advantage for SYFOVRE. And at the same time, this is a very competitive space and Astellas is investing significantly. You know, this is a complex disease in geographic atrophy. There isn't a clear measure for visual acuity. And so patients are really having to take an injection in the eye every two months and they don't necessarily see any immediate benefit.

And so we do see an opportunity for increased patient engagement. There are certainly going to be other products coming along in development for geographic atrophy. I think there's an opportunity to grow this market faster. Less than 10% of eligible patients are actually being treated today. So there's plenty of market opportunity even with competitors coming along and and again, without any real clear marker of of efficacy, you know, I think everybody else is going to have the same challenges with this marketplace.

But I do think, you know, Alisha and her team have built an extremely effective organization, particularly for patient services. And they you know, geographic atrophy is not a rare disease. But I do believe, at least in the initial phases of integration, that this rare disease approach could actually be helpful. And on EMPAVELI, there is a competitor from Novartis, but the efficacy benefit is significantly greater on EMPAVELI. And again, Alisha and her team have done an incredible amount of work to really understand center by center where the patients are.
And I think, Alisha, how you're feeling pretty confident in the in that and we're thinking about both sort of forecast for the next three years and maybe want to add anything here?
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A

Sure. Thank you, Chris. So I think really, you know, today as I sit here in the seat and we have had a little bit luxury of time as we've looked at this deal. Biogen is very well positioned to partner with the talent in Apellis, in which Apellis has done a very good job across both of these launches. And we think that this is a really good time for us to work together to really drive both of them even further than what you see today.

So we will learn from them really what they've tried, maybe some things that they've wanted to go further on they weren't able to do and apply both of our strengths moving forward for both of these launches to even get to a better outcome than maybe what they have today, especially because it is going to be highly competitive for both of these areas.

So when it looks when we start with SYFOVRE, this is a launch that we've had our eye on for quite some time. We've been following it very closely. As all of you know, it is a very large market, around 1.5 million patients and only 10% get treated today. But this launch has had sustained growth in both the injections and in patients and so we do look forward to meeting with the teams, understand a lot of their challenges. And based on the research that we've done and some of the diligence that we've done to date, we do think that there are three areas for this launch where we can become quite competitive.

I think first and foremost, they have the launch strategy for the prefilled syringe. We very much look forward to meeting with the team, understanding what that strategy is and how we will enter the market. Our understanding in this space is that HCPs do have a very strong preference for prefilled syringes. So this will give SYFOVRE really a competitive edge in the market.

And the second that Chris alluded to is really around how they are activating and educating patients in this space. So in our experience, as you know, with several of our products, when you have a therapy that slows progression, having the surround sound approach to patients is incredibly important. And I think over the last seven years we've had seven launches. In fact, just last Friday you saw SPINRAZA HD and there's is also launching. So we've built really great capabilities in both the specialty area, but also the rare disease area on how you activate the patients and really educate them on why they need to stay on treatment longer.

The third area where we think we can also see improvement and this is also going to do with the HCP community and understanding through Apellis what work they've done with them. But you do see for both products in this space, one of the issues that they have is a drop off rate on keeping patients on product. And I think that we've done a lot of great work with our other therapeutic areas and how you start and stay on treatment. We'll be working with the Apellis very closely on looking at what can we do with SYFOVRE in the space with HCPs and education. I also think from some of the power that we have on our medical side and the expertise that they have in nephrology and in GA, we are going to be able to make those launches really continue to have a long runway.
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A

Thank you, Alisha. Can we go to the next question, please.

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Operator: Yeah, thank you. We'll take our next question from Geoff Meacham of Citibank.

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Q

Hey, guys, this is Misha on for Jeff. Thanks very much for taking our question. Going back to the SYFOVRE opportunity, I know you mentioned around like 1.5 million people in the US that's the market opportunity out there. What do you see as the biggest gating factors to accelerating penetration from here? Is it the diagnosis, the retinal capacity or, you know, physician comfort around benefit and risk. Thank you.
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A

Biggest barriers around SYFOVRE?

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A

The biggest barriers around SYFOVRE. I think there's a couple. I think one, you know, the physicians have done a very good job on on how they treat the patients. So they're at least getting them diagnosed when they come in. I think there's two areas here. One is, are they activated to come and ask for the product? I don't know the answer to that. However, what I would think, because there isn't a major DTC push, there's a little bit from the competitor. But first, SYFOVRE I think activating these patients is actually quite difficult because they're sort of living with this disease and they're sort of working around it. And sometimes when they go in, it could be a little too late. So how do we start that education earlier?

The second challenges are, and I think all of these see it probably in the revenue number, is how we really make sure we balance and manage on contracting that happens in the space. You know, we do have a lot of experience in that and we look forward to meeting with Apellis and understanding their strategy and looking at what are some of the things that we can do to also help. And also on the Medicare side, you know, we have a lot of experience in Medicare and co-pay. And so also looking at their free patient programs, looking at things like bridging programs and understanding what we can do to also help patients have affordability when it comes to the medicine.

And then thirdly, the one that I mentioned last, which I think is one that might not have been talked about and that we have found in research and again, I look forward to learning from the team is, you know, 50% of patients do drop off for both products in this space and and that can create quite a leaky bucket. So even if you're activating all these patients and 50% really drop off because they don't see an improvement, even though the drug is slowing progression, we have now seen that in other therapeutic areas and I think doing a lot of education around what that means in the real world and producing some real world evidence around it and making sure I did see they have data out now that does show the improvement for the 1.5 years and in evidence that they just published, I think just making sure people know that information as well will be will be important.

But I do think when I when I look at both products, you know, even in research, I can say vasculitis was an issue in the very beginning. We do believe that is now very rare. We also believe that when you look at market research with physicians, they're either neutral to positive. So Apellis has done an excellent job turning that around in the field. And so now it really comes down to who can go into those accounts and when and who can activate the patients. And so I'm sure Apellis already has a lot of great plans in place, and it's how do we partner with them to even give them more support than what they have today.
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A

Let's go to the next question, please, Colby.

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Operator: Thank you. Our next question is from Salveen Richter of Goldman Sachs.

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Q

Good morning and thanks for taking my questions. Just a follow up on SYFOVRE here. When you look at the competitive dynamics from drugs that are currently in development and we have some data coming up from the next on as far as Regeneron. How do you think about risk of differentiation here when you doing your competitive diligence?

A

Yeah, this is Adam. I can take that question. So obviously when we do any acquisition, we look at the competitive landscape, we look at data on all the potential opportunities out there. I think when you look at the two companies that you mentioned, you know, they are early in development. They have still to readout their late stage programs. There's a mixed dataset in terms of the Phase 2 proof of concept mixed endpoints and mixed modalities of mechanism. So I think we'll await for those readouts. Obviously, as we think ahead, we have accounted for competitive entry into the SYFOVRE forecast. So I think we're comfortable with our assumptions.
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A

Colby, next question, please.

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Operator: You will take our next question from Terence Flynn of Morgan Stanley.

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Q

Great. Thanks so much for taking the question. I guess, Chris, just bigger picture, anything you've learned as an organization from the Reata transaction that you can apply here to this deal? And then can you give us any details about the actual size, like in terms of head count of the commercial team that you're adding both in nephrology and on the GA side? Thank you.
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A

Yeah, and I think look on Reata, we are clearly in a much stronger position having done that transaction than had we not done it, I would say if there was a something that we didn't anticipate was we got the epidemiology right. I think the patient population that is there is actually a little older than what we expected. And that comes back to something that Alisha was talking about, that when you're talking about a slowly progressive disease, you know, the adult population is probably not as severe as the younger population.

And therefore, the willingness to treat is not quite the same. So we actually do believe we're going to drive the value out of out of Reata. I would say as we looked at particularly SYFOVRE, we saw a lot of parallels in fact. I think Alisha gave a terrific answer on that, that, you know, you're talking about a disease that's slowly progressing again into essentially, you know, if I had to pick the best ones to market are always treat to cure here we're treating to hopefully prevent a worse outcome, including blindness.

And so you have to convince the patient that continuing treatment is going to be better, longer term, but they may not see an immediate benefit. And so we spend quite a lot of time just making sure that we understood that that dynamic on SYFOVRE. And I think, you know, I would say I think we all have to be realistic about how that is going to grow. I think there is a market, as Alisha said, but it's going to take quite a lot of effort to unlock that potential. There are some near term catalysts on that, but, you know, I think where we see the real underappreciated value of of Apellis is really EMPAVELI.

You know, I do think we feel a lot more confidence in the growth of the kidney franchise. And, you know, what's exciting to us is really we see a lot of experience, capability in the Apellis that we don't have. And I think combining the two organizations will certainly make Biogen stronger. And I think give us a whole lot more confidence in our ability to launch felzartamab with success.
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A

Thanks, Chris. Let's go to the next one, please.

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Operator: Thank you. We'll take our next question from Emily Field of Barclays.

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Q

Hi. Thanks for taking my questions. I'll ask two. You know, I guess I guess the first one is in the prepared remarks, you said that your forecasts, you know, for the franchises are in line with consensus for the two products, the kind of putting together all the commentary, it sounds like, you know, you might be above the street on EMPAVELI and below on SYFOVRE. So I was just wondering if maybe you could provide any color or context around that. And then just, you know, on the accretion expected by 2027 of just I'm just trying to get a sense of kind of where this is coming from. Is this from rationalization of the R&D cost base at Apellis? Are you poising any value on any anything in the pipeline there? Or is some of the synergy estimates coming from expected lower G&A investment on the Biogen side ahead of the felzartamab launch? Thank you.
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A

Well, I'll just start. I do think, you know, this is again, this is largely a US opportunity. And Alisha and her team have done a lot of work. But I would think you're right, we're probably slightly conservative compared to market forecasts on on SYFOVRE, although, you know, again as Alisha at least that I think we do see opportunities it will I don't I don't think we see a big inflection anytime soon. But we do believe in the long term growth potential of this. So this is one where we'll have to invest with patience and and thoughtfully. I think you have to really start with, you know, this patient by patient as opposed to looking at the 1.5 million and just assuming this is going to come together. We are very encouraged by the the kidney opportunity.

I'll turn it over to – just so I didn't answer fully the last question, the the commercial team at Apellis is about 350 people and we haven't actually gone through a whole person by person analysis but you know, I think we are looking to to try to retain as much talent as possible in that organization. But I'll turn it over to Robin for the accretion story.
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A

Yeah. So your your perspective on the revenue and the product mix is spot on with where we're thinking about. And then on a combined basis, that would be the mid to high teens growth. And we do see an opportunity really beginning in 2027 to have this transaction be accretive in a meaningful way on a go forward basis.
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A

And let's go to the next question, please.

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Operator: Okay. We'll take our next question from Paul Matteis with Stifel.

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Q

Great. Thanks very much. When you guys did your diligence, what did you identify as the biggest risk to this deal long term? And what got you comfortable with that risk? Thank you.
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A

Yeah, I think we've hit on a couple of things. I think that we're very comfortable with the near-term number forecast that we have for the deal model, both for SYFOVRE and EMPAVELI. I would say in the long term, like every rare disease, there is a variance or variability, a range of potential epidemiology here. I think we're very comfortable with the C3G epidemiology. We also know where those patients are, how they're activated, how they're treated. The overlap with felzartamab, but there is probably more of a range on the IC-MPGN epidemiology and so that does lead to a little bit more uncertainty of the very long back half of the forecast.

But I think that we can really start to learn from the initial launch and how to activate those patients as we go. And so overall, as we've mentioned, I think this is not a near term inflection, but over the long term, we do see a large number of patients available. And the variability in the forecast is how many of those patients can get activated and how many can stay on drug. So I think those are some of the drivers of the long term forecasts.
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A

Colby, let's go to the next question, please.

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Operator: Okay. We'll take our next question from Michael Yee of UBS.

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Q

Thanks. For let's say putting in the perspective, the premium and the valuation that was paid. Can you talk a little bit about process and the competitive nature of the process and or how you got comfortable with the premium just given how a number get comps this year? And just can you talk to that a bit? Thanks.
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A

Yeah, as you can imagine, Mike, we spent quite a lot of time on on that. I think I can't really speak to the competitive nature. You know, we'll have to wait for the disclosures. So I can't say anything about that. What we can say is, I think two things. First of all, you know, obviously, the premium looks high compared to the spot price, but we don't really think the spot price is the relevant measure for looking at valuation. And as you know, again, and as I said before, the valuation really comes down to revenue forecasts. And we have been working on this for a year. And, you know, pretty much as we follow this, I think there's been a pretty strong continuity on what we think is the intrinsic value of the company. And we certainly feel comfortable about where we've ended up with the sale price.

There's also, you know, there has been a lot of macro pressure, as I said earlier, also on the short term and a lot of biotech companies. And so when you look at this on a 90 day VWAP basis, that's an 86% premium that's still a good, healthy premium, no question about it. It's about a 32% premium, roughly...
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A

35%.

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A

...35% premium to the to the 52 week high. But I think when you start looking again at the the multiple of the price to revenue, peak revenue at the peak revenue, the revenue in of that three years and five years, you know, obviously, the bankers have all of their comparables. We actually think that all of this is pretty comparable to to other similar type transactions. What is most important is that at least in terms of our own forecast of all that we know today, we do believe that we still have plenty of room to create shareholder value for – to Biogen.
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A

Thanks, Chris. Let's go to the next question, please, Colby.

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Operator: Thank you. We'll take our next question from Brian Abrahams of RBC Capital Markets. Hi

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Q

Hi, good morning. This is Kevin on for Brian. Thank you for taking our question. Maybe can you talk a little bit about potentially other indications that you could maybe take EMPAVELI into Apellis, you know, has initiated in a few other studies and then maybe in the context of also having an oral early stage C5 antagonist, just how are you sort of positioning or how are you thinking about the your positioning in the complement landscape going forward? Thank you.
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A

Maybe Priya you could take that one.

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A

Yes. Thanks for that question. We're looking at this very carefully. I mean, I think, you know, I think Apellis have done a really nice job with both EMPAVELI and SYFOVRE, and we are very interested, as you know, in immunology. And that's actually a premise for how we approached this. So I think it's exactly right. We're looking at the mechanism of action. We're looking at the trials that we've already started. We're also looking at some of the early stage products like the siRNA. And we're thinking very carefully through what would be the next best indications, but we're early in that evaluation. So we're continuing to look at this very carefully and remains a very important point that we will kind of continue to look at in the next several weeks and months.
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A

Let's go to the next question, please.

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Operator: Thank you. We'll take our next question from Jay Olson of Oppenheimer.

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Q

Oh, hey, congrats on the deal. We definitely appreciate the value creation opportunity, especially with the synergies in your nephrology and immunology franchises. We're curious about what this deal implies for your strategic plans in neuroscience and the level of commitment to continue investing in neuroscience, especially with the timing of this deal in proximity to BIIB080 data and if there's anything to read across from that. Thank you.
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A

Yeah. There's definitely nothing to read across on on that. I think this has been a this has been a thoughtful, strategic process. Now, over the last three years, as you know, the company was pretty narrowly focused in neuroscience. And I think I was certainly pretty clear coming in that we remain committed to neuroscience. But that's a very hard area for a company to survive long term in if that's your only area of therapeutic focus. You know, a lot of the neurological conditions don't have a strong scientific underpinning in terms of understanding causes of disease. Studies in this area are extremely long and extremely expensive and and so we sought to open the strategic aperture. And basically immunology was a logical place for us to go because as I have always argued, MS is certainly a neuroscience, but it is also an autoimmune disease.

And so we felt that we had enough immunology expertise to branch out into that. And really with the experience of launching SPINRAZA that we could get into rare diseases. So today I would say our focus is in neurology, immunology and rare diseases. Our commitment to Alzheimer's is extremely strong and certainly if we have a successful readout on BIIB080, that's going to be quite a significant investment for the company to bring that to market.

We continue to invest significantly alongside our partner Eisai even today on for instance, the AHEAD 3-45 study, you know, really a seminal landmark study on on the early treatment of presymptomatic patients. Our commitment to ALS is still very strong. You know, I think Biogen is very proud of the fact that the whole neurofilament aspect of the biomarker really facilitates and accelerates the research into this dreaded disease of ALS. And of course, you know, we also have a strong investment alongside our partner Denali in Parkinson's disease with the LRRK2 study, which will also readout.

So I don't think anyone can say that we are abandoning that. It is one that, you know, is a very expensive a very risky area. But I think it also corresponds to a lot of the capabilities of Biogen. But I think for the longer sustainable growth, we felt that we needed a broader platform and as I say, immunology and rare makes sense. And and to that end, I think the acquisition of Apellis fits exactly in with that strategy.
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A

Let's go to the next question, please.

Operator: Thank you. We'll take our next question from Chris Schott with JPMorgan.

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Q

Great. Thanks so much for the question. Just a two parter on EMPAVELI. Maybe just to frame this out, can you talk a little bit about where we are now in terms of penetration and where you think that can go over time as we think about the longer opportunity for the drug? And then maybe relative to FELZARTANIB, (sic) [felzartamab] (00:48:00) much infrastructure does Apellis provide relative to what you think you all ultimately need? And I get my hands around how far along does it get in terms of that that could be build out? Thanks so much.
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A

Alisha, if you want to take that one.

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A

Yeah. I'll go ahead and take that one. So, so far for EMPAVELI, you know, clearly there's a significant patient need and we are still early days until this launch. And based on what we've seen so far, the patient start form demand has been quite encouraging. We are excited about what Apellis has also achieved and we look forward to having new colleagues join us in order to partner with them on the significant launch and also to look at how we start really building for felzartamab in parallel.

We're seeing early indicators that HCPs are prescribing EMPAVELI across several different patient types, including pediatric, adult, native kidney and post transplant. So that's also quite a very significant early signal. And we also can see adoption of C3G happens somewhat a little bit more quickly than IC-MPGN given that the primary IC-MPGN is somewhat harder to diagnose and less well recognized today.

And so in their penetration, I will say that when I look at this launch as the rare disease launch versus my other rare disease launches, you know, typically you expect a big bolus in the beginning. And because this has very focused HCPs, we're seeing this be a nice linear growth. So it's not that you have one big bolus and then all of a sudden it goes away.

We believe from the work that we've done prior to doing diligence and also through diligence, that this product still has quite a long runway when you look at where they are today versus where they need to be. So it's early days. You know, not every focused physician has prescribed the product. You know, there are 7,000 nephrologists. And we are seeing really a quite nice linear growth with start forms in the patient segments.

Now of course, early in launch, you do see we're sort of, you know, you can call it low hanging fruit, like the pediatrics of course, they're going to have much more severe disease and there'll be much more urgency to treat. And also on the severe end. So that sort of bandwidth that you see as they went for pedes and severe, we believe there's also quite a lot of moderate as well as a need for this launch. So again, I would say from what we know today and we still have not met with the team that we would expect a linear, linear growth.
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A

And in terms of the capability and felzartamab launch.

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A

Yeah. So this is also very interesting. So first and foremost, you know, hiring in nephrology is actually, you know, not so easy. It's a competitive space. And here we are with this acquisition of the EMPAVELI and we are hiring in individuals that have quite a bit of experience in nephrology. So a majority of EMPAVELI field team, both medical and sales were hired for the rare kidney launches even though I know they start in PNH and they have really good experience in that specialty.

Now, when you look across, you know, how we sort of work this with felzartamab, you know, the call points across, you know, C3G and IC-MPGN are not going to be identical for AMR. However, there is significant overlap, as Chris and I believe Adam already alluded to, since both C3G and primary IC-MPGN often recur post transplant and EMPAVELI's customer audience audience includes both post transplant nephrologists and general nephrologists.

So as you know, AMR patients are treated in both of those settings, depending on how long it's been since their transplant. It also allows us to engage with this product in a broad range of physicians prior to launching felzartamab need much more meaningfully than what we would if we were just building for the launch today. Now additionally, you know, we talk a lot about AMR, but even with this team and what we know to be true about the capabilities that they have, we believe that every physician target for rare kidney will also be a key target for us when we get to the IgAN launch. And as you know, IgAN is going to be very competitive. So now that we will already build those relationships years in advance, we also see a great synergy for IgAN.
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A

Thanks very much, Alisha. Let's go to the next one, please, Colby.

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Operator: Thank you. We'll take our next question from Evan Seigerman of BMO Capital Markets.

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Q

Hi, guys. Thank you so much for taking my question and congrats on the deal. Can you just remind us of the IP exclusivity for both of the assets? And then I want to touch on the CVR structure. Can you walk us through how those sales levels were chosen for the CVR payment and really what needs to happen commercially to achieve those by the prescribed timeframes? Thank you so much.
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A

Yeah. So obviously as part of our due diligence, we did very extensive look at the IP internally with external counsel. So I think very comfortable with the IP projections in the model. In terms of the CVR so I would say that these are probably more aspirational sales tiers. I think it is reflective that we do see some outcomes that get us to to very significant overall sales over time as Chris alluded to. I think we can also say that in our base case model, we're not assuming we're going to get to these sales tiers. So this would be an opportunity above and beyond what we've currently forecast.

And obviously, if we were to pay $2 plus an additional $2 at these sales, tiers, that's very significant additional value that would accumulate to Biogen and some of which will be shared with Apellis shareholders. So we like the mechanism. It's a way to set some ambition and if we were in a position to pay those, then that would be a very value creating event, primarily for Biogen but also for Apellis.
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A

Let's go to the next question, please.

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Q

Yeah. I think our next question from Andrew Tsai of Jefferies.

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Q

Hey, congrats on the deal. Thanks for taking my question. Since you guys absorb that in nephrology infrastructure from Apellis, could the readout timelines for felzartamab for various Phase 3 programs be accelerated or pull forward? Or maybe speak to how fixed these data timelines are between 2027 and 2029? And is there a way this transaction can help also increase the price access for these programs as well? Thank you.
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A

Yeah, I'll take the first three. I'll take the first part. So I think we're very excited about felzartamab and the first readout that we expect as early as 2027. So we think that that remains on track. We're very excited about that. And then the follow up indications, as we've communicated previously, we do think that this, as I think has been mentioned by folks already on the call, that this could add to our probability of success in terms of, you know, building the infrastructure, meeting the nephrologists where they are really getting the engagement from both medical as well as commercial on the already approved product that we bring in with the Apellis but then having the opportunity to engage with nephrologists in various call points. So yes, we do think that that has a synergistic and additive impact. Thank you.
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A

Thanks, Priya. Let's go to the next question, please.

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Operator: Thank you. We'll take our next question from Brian Skorney of Baird.

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Q

Hey, good morning, everyone. Thank you for taking my question. Just on SYFOVRE, I think I think we saw a mid single digit sequential decline in sales from 2024 to 2025. Can you just discuss the dynamics there, which is really just three years into the launch and why you think you have confidence will rebound and grow? And it also just seems like the injectable eye drugs have been somewhat to co-pay assistance program funding. Are you accounting for some contribution to good days in your cost analysis or do you see a way where ongoing co-pay assistance program funding isn't critical to sales growth in this group?

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A

You know, just I think if you look at analyst forecast, I think there is a general feeling on the market growth that this will increase. There's probably some short term effects that had an effect on the 2025 sales. I can't really give any projections on on SYFOVRE. You know, obviously, there is a feature of of the charitable contributions here in that marketplace, but can't really comment on that. I think you have to we're looking at this more on a longer term basis. And as I said, we're we're probably slightly conservative to where the market forecasts are. But, you know, again, if you look at the number of patients, I think if we can get more patient activation and in particular increase the persistence on treatment, then there is an opportunity for this product to grow.
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A

Thanks, Chris. Let's go to the next one, please.

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Operator: We will take our next question from Jason Szymanski of Bank of America.

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Q

Good morning. Congrats on the deal and thanks for taking our question. Maybe, Alisha, to follow up on some of your earlier points and connect some of the dots here, but especially regarding the build out necessary in nephrology, fundamentally, does this deal require approval of felzartamab to work? And are you looking for additional assets in nephrology? Thanks.
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A

Well, I can say that we have calculated a revenue synergy for felzartamab, but that was not included in our valuation model. So for the deal to work, it does not require that felzartamab has to be approved.
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A

Thanks, Chris. Let's go to the next one.

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Operator: Okay. We'll take our next question from Ami Fadia of Needham & Company.

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Q

Hi. Thank you for taking my question. This is [ph] Kuna on for Ami. How much do you think you will need to expand upon the sales force to support the launch of felzartamab? And separately, how critical other initiatives you mentioned that Biogen could undertake to boost apparative efforts to achieving consensus forecast?
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A

Hey. Okay. Thank you. I mean, could you repeat your question maybe? Operator, just make sure, we can hear her line again. It was hard to hear your question.
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Operator: Yeah, one second.

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Q

But on how much do you think you would need to expand upon the existing sales force to support the launch of felzartamab? And next, how critical are the initiatives that you mentioned Biogen could undertake to boost appetitive efforts to achieving these consensus forecast that you have generated? Thank you.
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A

So I can start with the the field force. You know, we're not going to know until we actually see who the current team is calling on. But I do want to just remind you that, you know, you have see through IC-MPGN on the I'm sorry, the EMPAVELI side and then you have completely different indications now on the felzartamab side. So we will look to see where there can be synergies in call points, where it may make sense of certain accounts, but they are going to be quite different launches. And so we will need to make the decision at some point in time as to whether it's more efficient for a successful launch to have focused resources or if they need to be combined. But we could end up even in a hybrid in a hybrid space as well.

I think for things like the medical teams we're going to be looking at, does it make sense for MSL to basically be able to talk about all of them in front of the nephrologists. And so those are things that still remain to be seen and we won't know until we actually get to know the teams and understand where they're focused.
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A

Let's go to the next question, please.

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Operator: Thank you. We'll take our next question from Myles Minter with William Blair.

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Q

Hi. Thanks for the question and congrats on the deal. A lot of talk about nephrology. I wanted to ask about ophthalmology and your appetite to do additional deals there. I know you've had, you know, Nightstar acquisition on the gene therapy side, which didn't go in your favor, but now with the commercial product in the bag, just wondering whether you going to start building a franchise around that. Thanks very much.
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A

It is true, once you have a franchise, you could think about, are there things that you can add on? I don't see us necessarily doing acquisitions on that front. I think we have looked at a number of licensing opportunities in early stage research or early stage development that we could develop alongside that. But, you know, that would be developed over time. But I don't necessarily see that we're going to go out shopping specifically to do that. But it's clearly a potential opportunity for us over time.
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A

Thanks, Chris. Let's go to our last question, please.

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Operator: We'll take our last question from David Amsellem of Piper Sandler.

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Q

Hi. This is Nortje on for David. Thank you for taking our question. So this is another one on IP, but with composition of matter expiring around 2032 to 2033, can you talk to more details on intelligence surrounding additional IP and your confidence in the lengthy exclusivity runway to the late 2030 or more and articulate other potential barriers for generic entry? Thank you.
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A

Yeah. So obviously you have the Filed IP. You also add patent term extensions to that. And then there is an entire patent portfolio that Apellis at that granted, issued patents on that include formulations and methods of use that we looked at the entire patent portfolio and made our assumptions on the appropriate loss of exclusivity and also the erosion curves post loss of exclusivity. So we feel comfortable, we've done the appropriate due diligence and can see how the patent estate would unfold.
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A

Okay. Thanks, Adam. Appreciate your time today, everybody. And if you got additional questions, just reach out to the IR team at Biogen. Thanks again.
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A

Thank you, everybody.

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Operator: This concludes today's call. Thank you for your participation. You may now disconnect.